Exhibit 10.28

Promissory Note

$61,000.00	November 5, 2019

FOR VALUE RECEIVED, SUNDANCE STRATEGIES, INC., a Nevada Corporation (“Sundance”) promises to pay to Glenn S. Dickman (collectively “Lender”), the principal sum of $61,000.00, to be calculated at 8% per annum for 180 days. Interest will be calculated from the date funds are received by Sundance Strategies. There is no penalty for prepayment of this note.

Payment shall be in lawful money of the United States of America and in immediately available funds. Payment shall be made at such address as Lender may direct Sundance in writing from time to time. All payments shall be applied first to accrued and unpaid interest and then to the principal balance outstanding. Upon any default of this Note by Sundance, Lender may exercise any and all rights afforded to Lender by contract and law.

Sundance waives presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note.

If any legal action is initiated with regard to this Note, including but not limited to any action to enforce or interpret the terms hereof, the prevailing party in such litigation shall be entitled to the recovery of all costs, including attorney fees, incurred in the legal action and any appeal thereof, whether or not formal legal action is filed or prosecuted to judgment. This Note may not be modified or amended except in a writing signed by the parties. This Note shall be governed by the laws of the State of Utah.

SUNDANCE STRATEGIES, INC.		LENDER

/s/ Glenn S. Dickman
By:	Kraig T. Higginson, Chief Executive Officer	Glenn S. Dickman, Lender

/s/ Randall F. Pearson
By:	Randall F. Pearson, It’s President